Exhibit 10.55
TORVEC, INC.
Minutes of a Meeting
Governance and Compensation Committee
Held on February 19, 2008
          The meeting was called to order by Gary A. Siconolfi, chairman. In attendance, either in person or via telephone as permitted by the company’s Bylaws, were Committee members Daniel Bickel and Joseph Rizzo.
COMMERCIALIZING EVENT PLAN
          Mr. Siconolfi stated that the first order of business was for the Committee to consider and vote upon amendments suggested by management to made to the company’s Commercializing Event Plan. The suggested amendments—
a) clarify that for purposes of the “good standing” requirement of the Plan, all participants are considered to be in good standing unless a unanimous vote of the board of directors determines otherwise and to provide that in making this determination, the board shall interpret good standing to mean that a participant is, at the time payment under Plan is due, actively engaged as a consultant to Torvec and has not been engaged in deliberate and/or conduct so negligent that Torvec, its technologies, its business operations, its financial condition and/or its reputation is significantly harmed. In making such determination, the board shall consider material violations of the company’s Code of Conduct, as in effect from time to time, to constitute prima facie evidence that the company has been significantly harmed;
b) provide that participants shall be entitled to payment in accordance with the terms of the Plan even though, at the time payment would otherwise be made, the participant is not actively engaged as a consultant to Torvec if the cause of such nonengagement is due to death, disability from accident, disease or similar circumstance beyond the participant’s control (referred to as “Acts of God”) or on a leave of absence approved by an authorized officer of the company;
c) clarify that the Plan shall terminate no earlier than October 10, 2017 but that subject to such condition, the Plan may be terminated by the board of directors in its sole discretion;
d) clarify that the benefits provided by the Plan from time to time may not be reduced during its term as to amount, time, method, manner of payment and/or any other material condition with respect to any and all participants as of February 19, 2008;
e) clarify that distributions under the Plan shall be made on a “commercializing event by commercializing event” basis and shall be made in shares of the company’s business consultants’ stock;
f) clarify and refine the formula used to calculate benefits under the Plan so that, as amended, the formula shall provide that in the case of any commercializing event not involving the acquisition of the company and/or substantially all its assets [ that is, commercializing event transactions generating gross revenues to Torvec without a change of ownership], for each $1,000,000 or proportionate amount of gross revenues generated, each participant shall be entitled to receive—
— 2,222 common shares in the case of directors and administrators;
— 1,667 common shares in the case of engineers;
but that, in the case of a commercializing event which involves the acquisition of substantially all of the company’s technologies in an asset transaction or an acquisition which involves the acquisition of substantially all of Torvec’s issued and outstanding equity, the number of common shares to which each participant shall be entitled and/or credited to his account as of the closing date shall calculated based upon the trading price of the acquiring company’s stock on the trading date immediately preceding the date of the announcement of the transaction.
Example: Assume xyz corporation acquired 100% of the issued and outstanding shares of Torvec on a fully-diluted basis [approximately 40,000,000 common shares] for 40,000,000 common shares of xyz corporation valued at $100 per share. The aggregate consideration, expressed in dollars, is $4,000,000,000. Under the formula, the directors-administrators commission is $240,000,000 [$4,000,000,000 x .06]. The engineers commission is $80,000,000 [$4,000,000,000 x .02].
Under the formula, each director-administrator is entitled to receive $26,666,667[$240,000,000 divided by 9] and each engineer is entitled to receive $20,000,000 [$80,000,000 divided by 4].
The conversion factor for converting dollars into Torvec common as of the date of closing [ for calculating the number of xyz shares each participant is entitled to receive upon closing] is the trading price of xyz corporation on the trading date immediately preceding the date of the announcement of the transaction.
Assume such average trading price is $100. Based upon the formula, each director-administrator is entitled to receive 266,667 common shares and each engineer is entitled to receive 200,000 common shares.
g) clarify that, for purposes of calculating the benefits payable to all participants as of February 19, 2008 only, the denominator of the fraction utilized to establish each such participant’s pro rata share of the “commission” payable upon the happening of any commercializing event shall be nine(9) in the case of the director-administrator group and shall be four (4) in the case of the engineer group.
          After discussion concerning and due consideration given to the above suggested amendments, upon motion duly made and seconded, it was:

RESOLVED, that the amendments set forth in these minutes to Torvec’s Commercializing Event Plan be and they hereby are approved and that this Committee hereby agrees to make a unanimous recommendation to the company’s board of directors that such amendments be adopted, effective February 19, 2008.
          Mr. Siconolfi then explained that, as of February 19, 2008, the following persons were included in the “director-administrator” group: Daniel R. Bickel, Herbert H. Dobbs, David M. Flaum, James Y. Gleasman, Keith E. Gleasman, Joseph B. Rizzo, Gary A. Siconolfi, Andrew K. Gleasman and Richard B. Sullivan. He also explained that, as of February 19, 2008, the following persons constituted the “engineers” group: Lawrence Clark, Joseph McMahon, Matthew Sullivan and Steven Urbanik.
          He noted that Donald Gabel and Floyd Cady had elected not to participate in the company’s Commercializing Event Plan but had elected to “keep” the options they had been granted earlier. Since such options had been, in effect, cancelled as of October 10, 2007, it is necessary to grant new options to such individuals as “replacement” options for their previously cancelled options. The company had granted Don Gabel an option to acquire 60,000 common shares on October 1, 2005 exercisable at $5.00 per share and an option to acquire 50,000 common shares exercisable until 12/1/2016 at $5.00 per share. The company had granted Floyd Cady options for 35,000 and 50,000 common shares respectively on the same dates and under the same terms and conditions.
          Mr. Siconolfi further noted that management has suggested that new options should be granted to Messrs. Gabel and Cady in the same amounts, the same exercise price and the same terms as had been previously granted. After discussion concerning and due consideration given to management’s suggestion, upon motion duly made and seconded, it was:
RESOLVED, that Donald Gabel is hereby granted a stock option for an aggregate 110,000 common shares, exercisable at $5.00 per share and that Floyd Cady is hereby granted a stock option for an aggregate 85,000 common shares, exercisable at $5.00 per share; and
BE IT FURTHER RESOLVED, that the term of each option granted to Gabel and Cady shall commence on February 19, 2008 and shall extend until December 1, 2016;

BE IT FURTHER RESOLVED, that this Committee hereby agrees to make a unanimous recommendation to the company’s board of directors reflecting the above-referenced resolutions.
CONSULTANTS’ FEES
          Mr. Siconolfi next indicated that management had made certain suggestions with respect to executive and related-party compensation requiring Governance Committee approval. Specifically, management has suggested that, effective January 1, 2008, Andrew Gleasman’s consultant fee be increased from $1,800 per week to $1,950 per week and that Matthew Sullivan’s consultant fee be increased from $1,640 per week to $1,790 per week. Management’s suggestion is based upon, in part, its decision to increase all consultants’ fees beginning in 2008 and, in part, the significantly increased responsibilities management has requested Messrs. Gleasman and Sullivan assume for the 2008 year, including but not limited to, in the case of Andrew Gleasman, representing the company in discussions with Lockheed Martin, Ford, General Motors and NASA and, in the case of Matthew Sullivan, assuming the role of “ombudsman” with respect to the actual production-ready status of the company’s FTV, IVT, IsoTorque differential and constant velocity joint technologies for design-specific applications.
          After discussion concerning and due consideration given to management’s suggestions, upon motion duly made and seconded, it was:
RESOLVED, that management’s suggestions with respect to consultant fee increases for Andrew Gleasman and Matthew Sullivan be and they hereby are approved based, in part, upon management’s representations concerning these individual’s increased responsibilities in the year 2008 and this Committee hereby agrees to make a unanimous recommendation to the company’s board of directors reflecting the contents of this resolution.
          Mr. Siconolfi next indicated that management had suggested that Richard Sullivan’s consultant fee as general counsel be increased from $144,000 to

$175,000 per year, commencing January 1, 2008. This suggestion is based upon the fact that Mr. Sullivan has not received an increase in such fee since his appointment to such position in December, 2005 and that Mr. Sullivan’s duties had significantly expanded as the result of the increased application of the Sarbanes-Oxley Act to the company’s operations, the ongoing litigation affecting the company and its officers and directors and an significant increase in nonlegal services rendered by Mr. Sullivan.
          After discussion concerning and due consideration given to management’s suggestions, upon motion duly made and seconded, it was:
RESOLVED, that management’s suggestion with respect to a fee increase for Richard Sullivan be and it hereby is approved based, in part, upon management’s representations concerning Mr. Sullivan’s increased responsibilities and additional services rendered and this Committee hereby agrees to make a unanimous recommendation to the company’s board of directors reflecting the contents of this resolution.
          Mr. Siconolfi then asked the Committee to recall that, commencing January 1, 2004, James, Keith and Vernon Gleasman had elected to continue to perform consulting services for the company and continue to assign all patents, improvements and know-how with respect to the company’s automotive technologies to the company without payment of consulting fees. This election has now continued for four years, during which the Gleasmans have had to access personal monies and property to pay ordinary living expenses. Management has suggested that, effective January 1, 2008, each of James and Keith Gleasman be compensated at the rate of $300,000 per year. Management has also suggested that such yearly consulting fees be payable in cash and that no payment of all or any portion of such consulting fees be paid unless and until the company shall have the requisite cash available for payment of all or a portion of such yearly fees to both Gleasmans on a pro rata basis. The determination of the availability of cash for such payments(s) shall be made by the board of directors in the light of approved-budgets, existing and anticipated capital requirements and existing and estimated cash flows, all determined in accordance with generally accepted accounting principles consistently applied, as such principles are interpreted by rules and regulations promulgated from time to time by the Public Company Accounting Oversight Board.
          Since, under its proposal, Messrs. Gleasman would not be paid unless and until sufficient cash is available to do so, management has requested that the Committee’s approval explicitly provide for the accumulation of unpaid amounts from one year to the next on a carryforward basis.

          The factors considered in making this recommendation are:
(i)	the fact that the Gleasmans have not been paid any consulting fees for the period January 1, 2004 to December 31, 2007, a period of four years;

(ii)	the fact that for the year ended December 31, 2002, the Gleasmans consulting fees were not paid but converted into options to purchase the company’s stock exercisable at $5.00 per share and that such options have now expired;

(iii)	the fact that for the year ended December 31, 2003, the Gleasmans consulting fees were not paid but converted into options to purchase the company’s stock exercisable at $5.00 per share which expire in December, 2013;

(iv)	the fact that such recommended payment is not merely for services rendered by them as executive officers of the company but also for their agreement to convey all patents, improvements and know-how with respect to the company’s automotive technologies to the company on an ongoing basis;

(v)	a review of compensation arrangements of executive officers of comparable public companies located in the greater Rochester metropolitan area, taking into account that most of these arrangements include change in control payments, disability and retirement benefits and severance packages not available to the Gleasmans;

(vi)	the fact that payment of any significant portion of such fees will of necessity require significant commercialization of the company’s products for the benefit of all of the company’s shareholders.
          After discussion concerning and due consideration given to management’s suggestion, upon motion duly made and seconded, it was:
RESOLVED, that management’s suggestion with respect to the payment of consulting fees to James and Keith Gleasman, including the provision for the accumulation of unpaid amounts, as set forth herein be and the same is hereby approved and this

Committee hereby agrees to make a unanimous recommendation to the company’s board of directors reflecting the contents of this resolution.
          Mr. Siconolfi then stated that in making the recommendations to the company’s board of directors as set forth in each of the above resolutions, the Committee had considered the impact of such transactions upon the independence of the company’s directors and had determined that the approval of such transactions would not adversely affect such independence.
          Mr. Siconolfi also noted that the implementation of the recommendations as set forth above would constitute “related party transactions” and that, consequently, the Committee had reviewed such implementation and had concluded that neither the recommendations nor their implementation would violate the company’s Code of Conduct, Financial Integrity and Compliance Program and/or its Statement of Corporate Governance Principles.
          There being no further business, the meeting was adjourned.

/s/ Gary A. Siconolfi
Gary A. Siconolfi, Chairman

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